Exhibit 99.1

Mesa Labs Announces Fourth Quarter and Full Fiscal Year 2024 Results

Lakewood, Colorado, June 5, 2024 – Mesa Laboratories, Inc. (NASDAQ:MLAB), a global leader in the design and manufacture of life science tools and critical quality control solutions, today announced results for its fourth fiscal quarter (“4Q24”) and fiscal year (“FY24”) ended March 31, 2024 (amounts in thousands).

Fourth quarter FY24 compared to fourth quarter FY23:

●	Revenues increased 6% and increased 10.2% vs 3Q24
●	Non-GAAP core organic revenues[1] decreased 3.5%
●	Operating (loss) was $(271,284) which included a $274,533 non-cash impairment charge
●	Non-GAAP adjusted operating income excluding unusual items[2] increased 26.3% and was 25.4% as a percentage of revenues

Full FY24 compared to full FY23:

●	Revenues decreased 1.3%
●	Non-GAAP core organic revenues decreased 5.4%
●	Operating (loss) was $(272,075) which included a $274,533 non-cash impairment charge
●	Non-GAAP adjusted operating income excluding unusual items increased 0.7% and was 23.4% as a percentage of revenues

We operate our business in four divisions: Sterilization and Disinfection Control (“SDC”), Clinical Genomics (“CG”), Biopharmaceutical Development (“BPD”), and Calibration Solutions (“CS”).

Effective 4Q24 we changed our definition of non-GAAP adjusted operating income3 (“AOI”) and non-GAAP adjusted operating income excluding unusual items to also exclude depreciation expense. Please see the reconciliation of those measures to GAAP operating (loss) income below. All prior periods have been restated to exclude depreciation expense from these non-GAAP measures.

Executive Commentary (amounts in thousands)

“Several significant strategic milestones were attained in 4Q24 including: 1) closing the acquisition of the GKE China entity on December 31, 2023; 2) extending and expanding our bank credit facility to $200,000 which enabled us to repurchase $75,000, or 43%, of our outstanding 2025 Convertible Notes and ensure that we have the cash available to complete the full repurchase at maturity, if not sooner; 3) executing a restructuring in our Clinical Genomics division to better align our cost structure with the current revenue headwinds; and 4) reducing inventory (excluding the impact of GKE) by 19.4% versus FY23 via our improved procurement processes and the normalization of supply chain delivery times,” said Gary Owens, Chief Executive Officer of Mesa.

“Revenues of $58,904 for the quarter increased 6.0% as compared to 4Q23, an increase that was driven by $5,452 from GKE, partially offset by a core organic decline of 3.5%. Sequentially, revenues increased by 10.2% from 3Q24 with strong sequential growth from both BPD and SDC, which more than offset a sequential contraction in CG. In 4Q24, revenue headwinds related to biopharmaceutical capital spending in BPD lessened as revenues from hardware and software increased 93% sequentially from 3Q24 and SDC benefitted from strong orders and a full quarter of GKE revenues vs 3Q24 while the ongoing economic slowdown in China continued to impact performance in CG,” added Mr. Owens.

“Annual revenues of $216,187 decreased by 1.3% versus the prior year, driven by a decline in core organic revenues of 5.4%, partially offset by GKE revenues of $9,289. Core organic headwinds were primarily in BPD and CG which offset growth in both SDC and CS. Specifically, BPD faced the softening of demand for capital equipment in the biopharmaceutical vertical, while CG incurred headwinds from the previously announced loss of Sema4 as a customer at the end of the second quarter in FY23 and the ongoing impact of the economic slowdown in China,” added Mr. Owens.

“Profitability as measured by our primary metric of AOI excluding unusual items was $14,938 in 4Q24, an increase of 26.3% versus the same period in the prior year and 24.7% sequentially. For the full year, the same metric increased to $50,505, an increase of 0.7% versus the prior year, and as a percentage of revenues expanded by 50 bps. Strong profit growth versus the prior year was primarily due to the acquisition of GKE, partially offset by lower sales volumes and increased labor expenses in legacy Mesa. The effect of these adverse changes were mitigated by cost control efforts, lower variable compensation, and increased prices.” added Mr. Owens.

“Looking forward, we are driving several key initiatives including deepening our presence in the Asia Pacific region and realizing synergies from our acquisition of GKE. While we are excited by the moderating headwinds in capital expenditures within the biopharmaceutical vertical we saw in 4Q24 and continue to see in 1Q25, it is too early to call a sustained recovery. We will also need to be prepared to refine our business strategy for CG to adapt to changes in FDA regulations of lab developed tests that were announced on April 29th 2024. We are still working to determine if there will be any implications to Mesa or any customers acquired after the effective date of the regulation; however, sales of consumables to our existing customers are not expected to be affected. Given our high gross profit percentages, we remain biased for organic growth and have expanded sales and marketing by 80 bps as a percentage of revenues while simultaneously expanding AOI excluding unusual items percentages as described earlier. Given our expanded options for organic growth while facing ongoing macroeconomic and regulatory uncertainty, we will continue to leverage the Mesa Way, our Lean based operating model, to stay nimble in FY25,” concluded Mr. Owens.

Financial Results (unaudited, amounts in thousands, except per share data)

Fourth Quarter Fiscal Year 2024

Total revenues were $58,904, an increase of 6% compared to 4Q23. Operating (loss) was $(271,284) which included a $274,533 non-cash impairment of goodwill and long-lived assets charge. Net (loss) was $(254,583), or $(47.20) per diluted share of common stock.

On a non-GAAP basis, core organic revenues decreased 3.5% and AOI increased 6.7% to $12,336 or $2.29 per diluted share of common stock compared to 4Q23. As detailed in the Unusual Items table below, AOI for 4Q24 and 4Q23 was negatively impacted by unusual items totaling $2,602 and $268, respectively. Excluding the unusual items for 4Q24 and 4Q23, AOI would have increased 26.3% to $14,938. A reconciliation of non-GAAP measures is provided in the tables below.

Full Fiscal Year 2024

Total revenues were $216,187, a decrease of 1.3% compared to FY23. Operating (loss) was $(272,075) which included a $274,533 non-cash impairment of goodwill and long-lived assets charge. Net (loss) was $(254,246), or $(47.20) per diluted share of common stock.

On a non-GAAP basis, core organic revenues decreased 5.4% and AOI decreased 6.2% to $45,968 or $8.53 per diluted share of common stock compared to FY23. As detailed in the Unusual Items table below, AOI for FY24 and FY23 was negatively impacted by unusual items totaling $4,537 and $1,142, respectively. Excluding the unusual items for FY24 and FY23, AOI would have increased 0.7% to $50,505. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

	Revenues		Organic Revenues Growth[4]		Core Organic Revenues Growth
(Amounts in thousands)	Three Months Ended 2024	Year Ended March 31, 2024	Three Months Ended March 31, 2024	Year Ended March 31, 2024	Three Months Ended March 31, 2024	Year Ended March 31, 2024
SDC	$22,779	$75,124	4.5%	1.9%	4.2%	0.6%
CG	11,124	52,588	(19.2)%	(15.6)%	(18.1)%	(14.2)%
BPD	12,186	40,712	(3.3)%	(14.3)%	(2.6)%	(13.4)%
CS	12,815	47,763	1.5%	6.6%	1.4%	6.6%
Total reportable segments	$58,904	$216,187	(3.8)%	(5.6)%	(3.5)%	(5.4)%

Sterilization and Disinfection Control (39% of revenues in 4Q24) revenues were $22,779 for the quarter which resulted in core organic revenues growth of 4.2% versus 4Q23. For the year, core organic revenues growth was 0.6%. The acquisition of GKE, which is now fully reflected in our 4Q24 numbers, drove overall quarterly growth to 37.3% and the full year growth rate was 16.3%. Revenues from GKE are trending slightly above the expectations that were announced at acquisition close. Quarterly growth benefitted from strong orders in our life sciences vertical, and to a lesser extent, a reduction in our past due backlog as certain operational constraints eased. Gross profit percentage for the quarter contracted by 490 bps versus the prior year period primarily due to the impact of non-cash inventory step-up purchase accounting charges from GKE flowing through cost of revenues. For the full year, gross profit percentage contracted by 110 bps driven by the same factors. Absent the impact of the inventory step-up purchase accounting charges, gross profit percentage for the full year would have expanded by 60 bps versus the prior year as efficiency gains and revenues growth more than offset increased labor costs.

Calibration Solutions (22% of revenues in 4Q24) revenues were $12,815 which resulted in core organic revenues growth of 1.4% for the quarter and 6.6% for the year. Annual growth was driven by the reduction of past due backlog as supply chain constraints eased throughout the year and an increase in our commercial team’s engagement with net new customers that led to solid bookings growth. Relative to the prior year, gross profit percentage expanded by 320 bps for both 4Q24 and the full year. This expansion was primarily driven by increased revenues on a partially fixed cost base and new product introductions in our continuous monitoring product line, which more than offset increased labor costs.

Biopharmaceutical Development (20% of revenues in 4Q24) revenues were $12,186 which yielded a core organic revenues decrease of 2.6% for the quarter versus the prior year but a sequential increase of 29.2% versus 3Q24. Annual core organic revenues decline was 13.4% vs the prior year. Throughout the year, revenues were strongly impacted by the global contraction in biopharmaceutical spending on capital equipment, partially offset by strong double-digit growth in consumables. Gross profit percentages contracted by 370 bps in the quarter and 170 bps for the full year as volume contraction and labor costs more than offset the mix shift toward consumables and our cost reduction efforts.

Driven by the market changes noted above and the significantly increased discount rates used in our fair value valuation models, we recorded a $38,151 impairment charge to goodwill associated with this division.

Clinical Genomics (19% of revenues in 4Q24) revenues were $11,124 for the quarter, which resulted in a core organic revenues decline of 18.1% for the quarter and 14.2% for the full year. As we exited the year with negligible COVID related revenues, this will be the last quarter we include COVID related revenues in our core organic growth calculation. Quarterly revenues were strongly impacted by ongoing headwinds in China and lower systems placements in North America. Full year figures were impacted by the previously announced customer loss of Sema4 in the first half of the year and the China headwinds, which primarily impacted our business in the back half of the fiscal year.

During 4Q24 we restructured the Clinical Genomics division by installing a new general manager, eliminating 17 positions, and adjusting our businesses strategy to better position the division to drive future growth in an evolving global regulatory climate. These position eliminations are expected to result in ~ $3,000 of annual savings with little of this benefit realized in 4Q24. As a result of the restructuring, the revenue headwinds mentioned above, significantly increased discount rates used in our fair value valuation models, and persistently high interest rates which strain our customers’ ability to purchase capital equipment, in 4Q24 we recorded a $236,382 impairment charge to goodwill and intangible assets associated with this division. As a result, in fiscal year 2025, we expect a net decrease in non-cash amortization expense of approximately $3,700 to be recognized within cost of revenues and $6,800 within operating expenses for the division.

Gross profit percentage expanded by 1230 bps in the quarter but contracted by 70bps for the full year. Quarterly and annual gross profit percentage was impacted by a reduction in amortization expense running through cost of revenues resulting from the impairment charge that was recorded at the beginning of 4Q24. Absent all non-cash amortization expenses in both years, gross profit percentage would have increased by 360 bps for the quarter, with improved mix and cost containment actions more than overcoming volume decreases. For the full year, gross profit percentage absent all non-cash amortization expenses would have contracted by 130bps with volume declines offsetting our cost containment actions.

Use of Non-GAAP Financial Measures

Adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.” As noted below, we now include depreciation expense as a non-cash addback in the definition of adjusted operating income as it better aligns with presentations of other companies within our industry. All prior period amounts have been restated to conform with the current presentation.

1 Core organic revenues growth, a non-GAAP measure, is defined as reported revenues growth excluding the impact of acquisitions, currency translation and COVID related revenues.

2 The non-GAAP measures of adjusted operating income excluding unusual items and adjusted operating income excluding unusual items per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation, impairment of goodwill and long-lived assets and unusual items. Unusual items are disclosed to highlight costs that are not ongoing and are incurred as a direct result of a specific transaction, such as the consummation of an acquisition, and are identified to allow investors to understand the Company’s expectation on an ongoing basis, following the completion of acquisition and integration activities. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

3 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

4 Organic revenues growth, a non-GAAP measure, is defined as reported revenues growth excluding the impact of acquisitions.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions and strategic initiatives. Words such as “expect,” “seek,” “plan” “anticipate,” “intend,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effectively integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2023 and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

The numbers presented in this press release as of and for the three months and year ended March 31, 2024 are unaudited and subject to change based upon the completion of the audit.

Mesa Laboratories Contacts:

Gary Owens; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

Financial Summary (Unaudited except for the information as of and for the year ended March 31, 2023)

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
Revenues	$58,904	$55,591	$216,187	$219,080
Cost of revenues	22,348	22,390	82,937	85,387
Gross profit	36,556	33,201	133,250	133,693
Operating expenses excluding impairment	33,307	32,684	130,792	130,373
Impairment of goodwill and long-lived assets	274,533	--	274,533	--
Operating (loss) income	(271,284)	517	(272,075)	3,320
Nonoperating expense (income)	4,048	794	3,573	3,709
Loss before income taxes	(275,332)	(277)	(275,648)	(389)
Income tax (benefit) provision	(20,749)	(888)	(21,402)	(1,319)
Net (loss) income	$(254,583)	$611	$(254,246)	$930

(Loss) earnings per share (basic)	$(47.20)	$0.11	$(47.20)	$0.17
(Loss) earnings per share (diluted)	(47.20)	0.11	(47.20)	0.17

Weighted average common shares outstanding:
Basic	5,394	5,349	5,386	5,321
Diluted	5,394	5,381	5,386	5,361

Consolidated Condensed Balance Sheets

(Amounts in thousands)	March 31, 2024	March 31, 2023
Cash and cash equivalents	$28,214	$32,910
Other current assets	81,138	86,065
Total current assets	109,352	118,975
Property, plant and equipment, net	31,766	28,149
Other assets	303,655	514,708
Total assets	$444,773	$661,832

Liabilities	$299,380	$268,352
Stockholders’ equity	145,393	393,480
Total liabilities and stockholders’ equity	$444,773	$661,832

Reconciliation of Non-GAAP Measures
(Unaudited)

GAAP Operating (Loss) Income to Non-GAAP Adjusted Operating Income (“AOI”)

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
Operating (loss) income (GAAP)	$(271,284)	$517	$(272,075)	$3,320
Amortization of intangible assets	4,961	7,248	27,341	28,821
Stock-based compensation expense	2,792	2,679	11,936	12,538
Depreciation expense	1,334	1,117	4,233	4,313
Impairment of goodwill and long-lived assets	274,533	--	274,533	--
AOI (non-GAAP)	$12,336	$11,561	$45,968	$48,992

Unusual items – before tax
Non-cash GKE inventory step-up1	$817	$--	$1,229	$--
GKE acquisition costs[2]	--	--	835	--
GKE integration costs[3]	960	--	1,400
Restructuring costs	825	--	1,073	--
Agena integration costs[4]	--	268	--	970
Belyntic acquisition costs[5]	--	--	--	172
Total impact of unusual items on AOI – before tax	$2,602	$268	$4,537	$1,142

AOI excluding unusual items (non-GAAP)	$14,938	$11,829	$50,505	$50,134

AOI per share - basic (non-GAAP)	$2.29	$2.16	$8.53	$9.21
AOI per share - diluted (non-GAAP)	2.29	2.15	8.53	9.14

AOI excluding unusual items per share – basic (non -GAAP)	2.77	2.21	9.38	9.42
AOI excluding unusual items per share – diluted (non-GAAP)	2.77	2.20	9.38	9.35

Weighted average common shares outstanding:
Basic	5,394	5,349	5,386	5,321
Diluted	5,394	5,381	5,386	5,361

1 Non-cash cost of revenues expense associated with the step up to fair value of GKE inventory due to application of purchase accounting

2 GKE acquisition costs primarily consist of legal services related to the stock purchase agreement, professional services for due diligence procedures and quality of earnings report, and various other consultants.

3 GKE integration costs primarily consist of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool, professional accounting and valuation services, and legal costs related to employee contracts and managing director appointments.

4 Agena integration costs primarily consist of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool and professional accounting and valuation services.

5 Belyntic acquisition costs primarily consist of legal services related to the stock purchase agreement.

Organic and Core Organic Revenues Growth (Unaudited)

	Three Months Ended March 31, 2024	Year Ended March 31, 2024
Total revenues growth	6.0%	(1.3)%
Impact of acquisitions	(9.8)%	(4.3)%
Organic revenues growth (non-GAAP)	(3.8)%	(5.6)%
Currency translation	0.3%	--%
COVID related revenues	--%	0.2%
Core organic revenues growth (non-GAAP)	(3.5)%	(5.4)%

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, non-GAAP adjusted operating income excluding unusual items per share amounts, non-GAAP organic revenues growth, and non-GAAP core organic revenues growth in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts its operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.
●	Stock-based compensation expense as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.
●	Depreciation expense as it is a non-cash charge.
●

The expense associated with the amortization of acquisition-related intangible assets as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined as Adjusted Operating Income less unusual items that are not on-going and are related to a specific transaction. We exclude these unusual items as they are outside of normal operations and are not on-going.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense, depreciation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely on the GAAP consolidated statements of operations. The non-GAAP numbers focus instead on our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.